UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported): December 2, 2021

Esperion Therapeutics, Inc.

(Exact name of registrant as specified in its charter)

Delaware	001-35986	26-1870780
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

3891 Ranchero Drive, Suite 150 Ann Arbor, MI	48108
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (734) 887-3903

Not Applicable

Former name or former address, if changed since last report

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol	Name of each exchange on which registered
Common Stock, par value $0.001 per share	ESPR	NASDAQ Stock Market LLC

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 or Rule 12b-2 of the Securities Exchange Act of 1934.

Emerging growth company   ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.      ☐

Item 1.01 Entry into a Material Definitive Agreement.

On December 2, 2021, Esperion Therapeutics, Inc. (the “Company”) entered into an underwriting agreement (the “Underwriting Agreement”) with H.C. Wainwright & Co., LLC (“Wainwright”). Pursuant to the Underwriting Agreement, the Company agreed to sell, in a firm commitment offering, 32,142,858 shares of the Company’s common stock, $0.001 par value per share, and accompanying warrants to purchase up to an aggregate of 32,142,858 shares of its common stock, as well as up to 4,821,428 additional shares of common stock and/or accompanying warrants to purchase an aggregate of up to 4,821,428 shares of its common stock that may be purchased by Wainwright pursuant to a 30-day option granted to Wainwright by the Company (the “Offering”).  Each share of common stock is being sold together with a common warrant to purchase one share of common stock, at an exercise price of $9.00 per share. Such common warrants are immediately exercisable and will expire two years from the date of issuance. There is not expected to be any trading market for the common warrants issued in the Offering. The combined public offering price of each share of common stock and accompanying common warrant sold in the Offering was $7.00, and the combined price of each share of common stock and accompanying common warrant purchased by Wainwright from the Company was $6.51. On December 3, 2021, Wainwright exercised its option to purchase additional warrants to purchase 4,821,428 shares of Common Stock.

The Offering, including the additional warrants sold pursuant to the exercise of Wainwright's option to purchase additional warrants, closed on December 7, 2021, subject to satisfaction of customary closing conditions.

The net proceeds from the Offering, after deducting underwriting discounts and commissions and other estimated offering expenses payable by the Company and excluding the net proceeds, if any, from the exercise of the common warrants, are approximately $208.8 million (or $240.2 million if Wainwright exercises its option to purchase additional shares of common stock in full). The Company intends to use the net proceeds from the Offering to fund the ongoing commercialization efforts for NEXLETOL and NEXLIZET, research and clinical development of current or additional pipeline candidates, and general corporate purposes.

Wainwright acted as the sole book-running manager for the Offering. The Company paid Wainwright an underwriting discount equal to 7.0% of the gross proceeds of the Offering, and reimbursed Wainwright for a non-accountable expense allowance of $50,000, up to $100,000 in legal fees and $15,950 for the clearing expenses. In addition, upon any exercise for cash of any warrants sold in the Offering, the Company will pay Wainwright a commission equal to 7.0% of the gross exercise price the Company receives from such exercise.

All securities offered and sold in the Offering (including the shares of common stock issuable from time to time upon exercise of the common warrants) were offered pursuant to the Company’s effective Registration Statement on Form S-3ASR (Registration No. 333-258397), including a prospectus contained therein dated August 3, 2021, as supplemented by a prospectus supplement, dated December 2, 2021, relating to the Offering.

The Underwriting Agreement contains customary representations, warranties, and covenants of the Company and also provides for customary indemnification by each of the Company and Wainwright against certain liabilities and customary contribution provisions in respect of those liabilities.

The Underwriting Agreement is filed as Exhibit 1.1 hereto, and the description of the terms of the Underwriting Agreement is qualified in its entirety by reference to such exhibit. The form of the common warrant is filed as Exhibit 4.1 hereto, and the description of the terms of the common warrants is qualified in its entirety by reference to such exhibit.

A copy of the opinion of Goodwin Procter LLP relating to the legality of the issuance and sale of the securities sold in the Offering is attached as Exhibit 5.1 hereto.

Item 8.01	Other Events.

On December 2, 2021, the Company issued a press release announcing the proposed public offering of its securities. A copy of this press release is attached hereto as Exhibit 99.1, and is incorporated herein by reference.

On December 2, 2021, the Company issued a press release announcing that it had priced a public offering of its securities. A copy of the press release is attached hereto as Exhibit 99.2 and is incorporated herein by reference.

Exhibit 9.01 Financial Statements and Exhibits.

(d) Exhibits.

Exhibit No.	Description

1.1	Underwriting Agreement, dated December 2, 2021, between Esperion Therapeutics, Inc. and H.C. Wainwright & Co., LLC

4.1	Form of Warrant to Purchase Common Stock.

5.1	Opinion of Goodwin Procter LLP

23.1	Consent of Goodwin Procter LLP (included in Exhibit 5.1)

99.1	Press Release dated December 2, 2021

99.2	Press Release dated December 2, 2021

104	The cover page from this Current Report on Form 8-K, formatted in Inline XBRL.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: December 7, 2021	Esperion Therapeutics, Inc.

	By:	/s/ Sheldon L. Koenig
Sheldon L. Koenig
President and Chief Executive Officer

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